                                                              EXHIBIT (m)(1)(ii)


                            MASTER DISTRIBUTION PLAN
                                       OF
                              AIM INVESTMENT FUNDS

                          (CLASS A AND CLASS C SHARES)



         SECTION 1. AIM Investment Funds (the "Fund") on behalf of the series of the Shares of beneficial interest set forth in Appendix A attached hereto (the "Portfolios") may act as a distributor of the Class A shares and Class C shares of such Portfolios (the "Shares") of which the Fund is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended
(the "1940 Act"), according to the terms of this Distribution Plan (the "Plan").

         SECTION 2. The Fund may incur pursuant to the terms of this Master Distribution Plan expenses at the rates set forth in Appendix A per annum of the average daily net assets of the Fund attributable to the Shares, subject to any applicable limitations imposed from time to time by applicable rules of the National Association of Securities Dealers, Inc.

         SECTION 3. Amounts set forth in Appendix A may be used to finance any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, expenses of organizing and conducting sales seminars, advertising programs, finders fees, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, overhead, supplemental payments to dealers and other institutions as asset-based sales charges. Amounts set forth in Appendix A may also be used to finance payments of service fees under a shareholder service arrangement to be established by A I M Distributors, Inc. ("Distributors") as the Fund's distributor in accordance with Section 4, and the costs of administering the Plan. To the extent that amounts paid hereunder are not used specifically to reimburse Distributors for any such expense, such amounts may be treated as compensation for Distributors' distribution-related services. All amounts expended pursuant to the Plan shall be paid to Distributors and are the legal obligation of the Fund and not of Distributors. That portion of the amounts paid under the Plan that is not paid or advanced by Distributors to dealers or other institutions that provide personal continuing shareholder service as a service fee pursuant to Section 4 shall be deemed an asset-based sales charge. The distribution agreement with any Distributor shall provide that the portion of the amounts set forth in Appendix A that is an asset based sales charge with respect to Class C Shares shall be deemed to be paid for services rendered by the Distributor or any Dealers in placing the Class C Shares, which services are fully performed upon the settlement of each sale of a Class C Share (or share of another portfolio from which the Class C Share derives). No provision of this Plan shall be interpreted to prohibit any payments by the Fund during periods when the Fund has suspended or otherwise limited sales.

         SECTION 4.

                           (a) Amounts expended by the Fund under the Plan shall
                  be used in part for the implementation by Distributors of shareholder service arrangements with respect to the Shares. The maximum service fee paid to any service provider shall be twenty-five one-hundredths of one percent (0.25%) per annum of the average daily net assets of the Fund attributable to the Shares owned by the customers of such service provider.

                           (b) Pursuant to this program, Distributors may enter
                  into agreements substantially in the form attached hereto as Exhibit A ("Service Agreements") with such broker-dealers ("Dealers") as may be selected from time to time by Distributors for the provision of distribution-related personal shareholder services in connection with the sale of Shares to the Dealers' clients and customers ("Customers") who may from time to time directly or beneficially own Shares. The distribution-related personal continuing shareholder services to be rendered by Dealers under the Service Agreements may include, but shall not be limited to, the following: (I) distributing sales literature; (ii) answering routine Customer inquiries concerning the Fund and the Shares; (iii) assisting Customers in changing dividend options, account designations and addresses, and in enrolling into any of several retirement plans offered in connection with the purchase of Shares; (iv) assisting in the establishment and maintenance of customer accounts and records, and in the processing of purchase and redemption transactions; (v) investing dividends and capital gains distributions automatically in Shares; and (vi) providing such other information and services as the Fund or the Customer may reasonably request.

                           (c) Distributors may also enter into Bank Shareholder
                  Service Agreements substantially in the form attached hereto as Exhibit B ("Bank Agreements") with selected banks acting in an agency capacity for their customers ("Banks"). Banks acting in such capacity will provide some or all of the shareholder services to their customers as set forth in the Bank Agreements from time to time.

                           (d) Distributors may also enter into Agency Pricing
                  Agreements substantially in the form attached hereto as Exhibit C ("Pricing Agreements") with selected retirement plan service providers acting in an agency capacity for their customers ("Retirement Plan Providers"). Retirement Plan Providers acting in such capacity will provide some or all of the shareholder services to their customers as set forth in the Pricing Agreements from time to time.

                           (e) Distributors may also enter into Shareholder
                  Service Agreements substantially in the form attached hereto as Exhibit D ("Bank Trust Department Agreements and Brokers for Bank Trust Department Agreements") with selected bank trust departments and brokers for bank trust departments. Such bank trust departments and brokers for bank trust departments will provide some or all of the shareholder services to their customers as set forth in the Bank Trust Department Agreements and Brokers for Bank Trust Department Agreements from time to time.

         SECTION 5. Any amendment to this Plan that requires the approval of the shareholders of a Class pursuant to Rule 12b-1 under the 1940 Act shall become effective as to such Class upon the approval of such amendment by a "majority of the outstanding voting securities" (as defined in the 1940 Act) of such Class, provided that the Board of Trustees of the Fund has approved such amendment in accordance with the provisions of Section 6 of this Plan.

         SECTION 6. This Plan, any amendment to this Plan and any agreements related to this Plan shall become effective immediately upon the receipt by the Fund of both (a) the affirmative vote of a majority of the Board of Trustees of the Fund, and (b) the affirmative vote of a majority of those trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Dis-interested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements. Notwithstanding the foregoing, no such amendment that requires the approval of the shareholders of a Class of a Fund shall become effective as to such Class until such amendment has been approved by the shareholders of such Class in accordance with the provisions of Section 5 of this Plan.

         SECTION 7. Unless sooner terminated pursuant to Section 9, this Plan shall continue in effect until June 30, 1999 and thereafter shall continue in effect so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this Plan in Section 6.

         SECTION 8. Distributors shall provide to the Fund's Board of Trustees and the Board of Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 9. This Plan may be terminated at any time by vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding voting securities of the Shares . If this Plan is terminated, the obligation of the Fund to make payments pursuant to this Plan will also cease and the Fund will not be required to make any payments beyond the termination date even with respect to expenses incurred prior to the termination date.

         SECTION 10. Any agreement related to this Plan shall be made in writing, and shall provide:

                           (a) that such agreement may be terminated at any
                  time, without payment of any penalty, by vote of a majority of the Dis-interested Trustees or by a vote of the outstanding voting securities of the Fund attributable to the Shares, on not more than sixty (60) days' written notice to any other party to the agreement; and

                           (b) that such agreement shall terminate automatically
                  in the event of its assignment.

         SECTION 11. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved in the manner provided in Section 5 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 6 hereof.




                                                 AIM INVESTMENT FUNDS
                                                 (on behalf of its Class A and
                                                 Class C Shares)


Attest:                                          By:
       ----------------------------                 ---------------------------
           Assistant Secretary                               President

Effective as of             , 1999
                -----------

                                   APPENDIX A
                                       TO
                            MASTER DISTRIBUTION PLAN
                                       OF
                              AIM INVESTMENT FUNDS
                          (CLASS A AND CLASS C SHARES)

                               (DISTRIBUTION FEE)

          The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for each Portfolio as designated below, a Distribution Fee* determined by applying the annual rate set forth below as to each Portfolio (or Class A or Class C thereof) to the average daily net assets of the Portfolio (or Class A or Class C thereof) for the plan year, computed in a manner used for the determination of the offering price of shares of the Portfolio (or Class A or Class C thereof).


                                                                                                   MAXIMUM
                                                          ASSET-BASED             SERVICE         AGGREGATE
                   FUND                                  SALES CHARGE               FEE           ANNUAL FEE
                   ----                                  ------------               ---           ----------
           Class A Shares
AIM Developing Markets Fund                                  0.25%                 0.25%              0.50%
AIM Emerging Markets Fund                                    0.25%                 0.25%              0.50%
AIM Emerging Markets Debt Fund                               0.10%                 0.25%              0.35%
AIM Global Consumer Products and Services Fund               0.25%                 0.25%              0.50%
AIM Global Financial Services Fund                           0.25%                 0.25%              0.50%
AIM Global Government Income Fund                            0.10%                 0.25%              0.35%
AIM Global Growth & Income Fund                              0.10%                 0.25%              0.35%
AIM Global Health Care Fund                                  0.25%                 0.25%              0.50%
AIM Global Infrastructure Fund                               0.25%                 0.25%              0.50%
AIM Global Resources Fund                                    0.25%                 0.25%              0.50%
AIM Global Telecommunications Fund                           0.25%                 0.25%              0.50%
AIM Latin American Growth Fund                               0.25%                 0.25%              0.50%
AIM Strategic Income Fund                                    0.10%                 0.25%              0.35%

           Class C Shares

AIM Developing Markets Fund                                  0.75%                 0.25%              1.00%
AIM Emerging Markets Debt Fund                               0.75%                 0.25%              1.00%
AIM Global Consumer Products and Services Fund               0.75%                 0.25%              1.00%
AIM Global Financial Services Fund                           0.75%                 0.25%              1.00%
AIM Global Government Income Fund                            0.75%                 0.25%              1.00%
AIM Global Growth & Income Fund                              0.75%                 0.25%              1.00%
AIM Global Health Care Fund                                  0.75%                 0.25%              1.00%
AIM Global Infrastructure Fund                               0.75%                 0.25%              1.00%
AIM Global Resources Fund                                    0.75%                 0.25%              1.00%
AIM Global Telecommunications Fund                           0.75%                 0.25%              1.00%
AIM Latin American Growth Fund                               0.75%                 0.25%              1.00%
AIM Strategic Income Fund                                    0.75%                 0.25%              1.00%


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          * The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the applicable Class and the applicable Portfolio.